FOR IMMEDIATE RELEASE
                                                            AUGUST 19, 1998



                         POINT WEST CAPITAL CORPORATION
                         ANNOUNCES $55 MILLION FINANCING



         SAN  FRANCISCO-(August 19, 1998) Point West Capital Corporation (Nasdaq

Symbol:  PWCC) today  announced that its  majority-owned  affiliate,  Allegiance

Capital,  LLC, obtained a structured financing arrangement which will provide up to  approximately  $55  million  of  funding  to  support  Allegiance's  lending activities to funeral home and cemetery owners.

         Mike McDermitt,  Allegiance's  President,  stated that "a consortium of insurance companies and other financial  institutions will provide  non-recourse revolving and term  financing to  Allegiance."  The financing  contemplates  the issuance of various  tranches of  investment  grade and below  investment  grade rated revolving and term certificates.  Mr. McDermitt further stated that, "with this  transaction,  Allegiance is positioned to provide  substantial  amounts of debt  financing to the death care  industry.  Given our  independent  status and industry specific focus and expertise, Allegiance should be an attractive lender for the independent owner seeking long term cash flow based financing."

         Dan Isard,  Allegiance's  Vice  President of Marketing and a recognized figure within the death care industry, commented that "we are excited about this transaction.  It will significantly improve our ability to respond to the strong demand we have seen."


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         Alan Perper,  Point West's  President,  commented  that "we are pleased with the confidence in us demonstrated  by the investment  community and we look forward to growing Allegiance."

         Allegiance  Capital provides  long-term  financing to owners of funeral home and cemetery businesses nationwide. Loan proceeds are used for a variety of purposes,  such as  acquisitions,  business  transfers,  buyouts on  shareholder retirement, debt consolidations, expansions and improvements.

         This  announcement  includes  forward  looking  statements  within  the meaning of the Private Securities  Litigation Reform Act of 1995. All statements made herein  which are not based on  historical  facts are forward  looking and,

accordingly,  involve risks and uncertainties that could cause actual results to differ from those  discussed.  Such forward  looking  statements  include  those relating  to the  issuance  and ratings of term  certificates  and the growth of

Allegiance.  Such statements are made based on management's belief, judgment and analysis as well as assumptions made by and information  available to management at the  date  hereof.  Factors  that  could  affect  actual  results  to  differ materially from those  contemplated by such forward looking  statements  include the  level of  success  of  Allegiance  in  penetrating  its  market,  increased competition from traditional and new sources of funds to make loans to owners of funeral homes and cemeteries, the performance  characteristics of the loans made by Allegiance and the ability to receive ratings on the term certificates.

(KEYWORD CALIFORNIA AND INDUSTRY KEYWORD: SPECIALTY FINANCE).

CONTACTS:  ALLEGIANCE CAPITAL, LLC, SAN FRANCISCO.
                   Mike McDermitt, 415/394-5180